Exhibit 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the references to our firm in this Registration Statement on Form S-1 for Tapstone Energy Inc., and to the use of information from, and the inclusion of, our reports, dated February 22, 2017 and April 11, 2017, with respect to the estimates of the proved reserves, future production and related future net income of Tapstone Energy, LLC as of December 31, 2016 and beginning January 1, 2017, respectively, in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement and related prospectus.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Houston, Texas

April 12, 2017